Amendment No. 2, dated August 28, 2008 (the “Amendment”) to the Grid Secured Promissory Note (the “Note”), dated April 24, 2008, by and between Bonds.com Group, Inc., (“Borrower”) and Christopher D. Moody (“Lender”), as previously amended on July 8, 2008. Any capitalized term used but not defined in this Amendment shall have the meaning given to such term in the Note.

WHEREAS, pursuant to the Note the Borrower is entitled to borrow from the Lender an amount not to exceed seven hundred thousand dollars ($700,000) dollars.

WHEREAS, the Borrower and the Lender would like to amend the Note to increase the amount that can be borrowed under the Note from seven hundred thousand dollars ($700,000) to nine hundred and fifty thousand dollars ($950,000).

  NOW, THEREFORE, pursuant to Section 6(d) of the Note, the Lender agrees as follows:

1. Amendment to Section 2 of the Note. Effective as of the date hereof, the first sentence of Section 2 of the Note is deleted in its entirety and replaced with the following:

“The Loans in the aggregate shall not exceed nine hundred and fifty thousand dollars ($950,000).”

2. No Other Amendments. Except as expressly amended, modified and supplemented hereby, the provisions of the Note, as amended, are and will remain in full force and effect and, except as expressly provided herein, nothing in this Amendment will be construed as a waiver of any of the rights or obligations of the parties under the Note.

3. Conflicts in Terms. In the event of any conflict in terms between this Amendment and the Note, the terms and conditions of this Amendment shall prevail.

4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Florida (without giving effect to any conflicts of laws principles there under).

5. Descriptive Headings. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provisions of this Amendment.

6. Counterparts. This Amendment may be executed in any number of identical counterparts, each of which will constitute an original but all of which when taken together will constitute but one instrument.

7. Severability. In the event one or more of the provisions of this Amendment should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Amendment, and this Amendment shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

BORROWER:

Bonds.com Group, Inc.

By:	/s/ John J. Barry IV
Name: John J. Barry IV
Title: Chief Executive Officer

LENDER:

/s/ Christopher D. Moody
Christopher D. Moody